Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to incorporation by reference into Registration Statements (333-110585 and 333-135814) on Form S-8 of NutraCea of our report dated March 30, 2007 relating to the audits of the consolidated financial statements, which appears in this Annual Report on Form 10-K of NutraCea for the year ended December 31, 2006.

/s/  Perry-Smith, LLP

Perry-Smith, LLP
Sacramento, California
March 30, 2007